As filed with the Securities and Exchange Commission on February 1, 2016

Registration No. 333-112997

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BROADCOM CORPORATION

(Exact name of registrant as specified in its charter)

California	33-0480482
(State of Incorporation)	(I.R.S. Employer Identification No.)

5300 California Avenue

Irvine, CA 92617

(949) 926-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company

1090 Vermont Avenue NW

Washington, D.C. 20005

(800) 222-2122

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher L. Kaufman	Patricia H. McCall
Anthony J. Richmond	Rebecca Boyden
Latham & Watkins LLP	c/o Avago Technologies U.S. Inc.
140 Scott Drive	1320 Ridder Park Drive
Menlo Park, California 94025	San Jose, California 95131
Telephone: (650) 328-4600	(408) 433-8000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE / DEREGISTRATION OF UNSOLD SECURITIES

Broadcom Corporation (the “Registrant”), is filing this post-effective amendment to the Registration Statement on Form S-4 (File No. 333-112997) (the “Registration Statement”), originally filed with the Securities and Exchange Commission on February 20, 2004, to deregister any remaining unsold shares of the Registrant’s Class A common stock, $0.0001 par value per share, and to terminate the Registration Statement.

On February 1, 2016, pursuant to the Agreement and Plan of Merger, dated as of May 28, 2015 (the “Agreement”), by and among, the Registrant, Avago Technologies Limited (“Avago”), Pavonia Limited (“Holdco”) and various other parties, both Avago and the Registrant became indirect subsidiaries of Holdco and their equity securities ceased to be publicly traded. Holdco was renamed Broadcom Limited, continuing as the surviving corporation.

As a result of the consummation of the transactions contemplated by the Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this post-effective amendment to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 1st day of February, 2016.

BROADCOM CORPORATION

By:	/s/ Anthony E. Maslowski
Anthony E. Maslowski
Senior Vice President and Chief Financial Officer